                                                                    Exhibit 4.21


               SCHEDULE 1 ("THE US SUB-PLAN") TO THE RULES OF THE
              PROTHERICS PLC 2005 DEFERRED BONUS PLAN (THE "PLAN")

1.   INTRODUCTION

1.1 This Schedule 1 to the Rules of the Protherics PLC 2005 Deferred Bonus Plan (the "Plan") sets out the rules of the US Sub-Plan to the Protherics PLC 2005 Deferred Bonus Plan ("the US Sub-Plan").

1.2 This US Sub-Plan shall be used for all Participants who are, or may become prior to the Vesting Date, US taxpayers. In the event that a Participant becomes a US taxpayer after the grant of a Deferred Award, such Deferred Award may be modified in a manner consistent with this US Sub-Plan.

1.3 The purpose of this US Sub-Plan is to ensure that Deferred Awards made under the Plan comply with the requirements of section 409A of Title 26 of the United States Code ("the Internal Revenue Code") and should be interpreted in a manner consistent with such requirements. In the event of any conflict between the Plan, the US Sub-Plan and the Internal Revenue Code, then the US Sub-Plan and the Internal Revenue Code shall prevail. Notwithstanding the foregoing, this US Sub-Plan should also be interpreted and applied in a manner consistent with other legal requirements under laws in relevant jurisdictions, including but not limited to applicable securities laws.

1.4 The rules of the Plan apply to this US Sub-Plan except as otherwise provided for below.

1.5 The Board (with the subsequent agreement of the Grantor) may amend any of the provisions of this US Sub-Plan to take account of a change in US legislation, in particular in relation to section 409A of the US Internal Revenue Code.

1.6 The decision of the Grantor on the interpretation of the Rules or in any dispute relating to a Performance Share Award or matter relating to the US Sub-Plan will be final and conclusive.

2.   DEFINITIONS

     Words used in this US Sub-Plan shall have the same meaning as in the Plan unless amended as stated below:

     "PERFORMANCE SHARE AWARD"   means a conditional right to receive Shares at
                                 the Vesting Date;

     "VESTING"                   in relation to a Performance Share Award means
                                 the point at which a Participant becomes
                                 entitled to have the Shares transferred to him
                                 subject to these Rules, and the terms "Vest"
                                 and "Vests" shall be construed accordingly;

     "VESTING DATE"              means the date on which a Performance Share
                                 Award Vests.

     the definition of "Option Award" shall be deleted, and any references thereto in the Rules of the Plan shall be replaced by "Performance Share Award" and the Rules shall be interpreted accordingly.

     the definition of "Option Price" shall be deleted and any references thereto in the Rules of the Plan shall be disregarded accordingly.

     the terms "exercise" and "exercisable", where they appear in the Rules of the Plan, should be read as "Vesting" or "Vests" as appropriate and the Rules of the Plan shall be interpreted accordingly.

3.   OPERATION

     Under this US Sub-Plan, Option Awards shall not be granted but, instead, selected Eligible Employees shall be granted a Performance Share Award subject to the satisfaction of any conditions imposed in accordance with Rule 4.

4.   TERMINATION OF EMPLOYMENT

     Rules 8.2 and 12.3 shall be amended so that if a Participant ceases to hold office or employment with a Group Member as a result of exceptional circumstances as determined at the discretion of the Grantor, acting fairly and reasonably, a

     Performance Share Award will Vest on such cessation of office or employment, having regard to the extent that any conditions imposed under Rule 4 have been met and to reflect the length of the period to which those conditions relate during which the Participant continued to hold office or employment, unless the Grantor determines otherwise.

5.   DEATH

     Rule 12.2 shall be amended so that if a Participant dies his Performance Share Award will Vest on the date of death subject to Rule 12.1.3 unless the Grantor decides otherwise.

6.   LAPSE

     To the extent that a Performance Share Award does not Vest following the occurrence of any of the events specified in Rules 8, 9, 10, 12 and 13 it shall lapse.

7.   RESTRICTIONS ON VESTING

     No Performance Share Award shall Vest at a time when such Vesting would not be in accordance with the Internal Revenue Code or any other applicable laws or regulations.

8.   TAKEOVER, RECONSTRUCTION AND WINDING-UP

     Rules 13.1 to 13.9 shall be replaced with the following:

     "13.1 Subject to Rules 13.3, 13.4 and 13.6 below, if any person obtains
          Control of the Company as a result of making, either:

          13.1.1 a general offer to acquire the whole of the issued ordinary share capital of the Company (which is either unconditional or is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

          13.1.2 a general offer to acquire all the shares in the Company which are of the same class as the Shares,

          (in either case disregarding any shares already owned by it or by any company associated with it), a Performance Share Award shall Vest subject to Rule 13.10.

     13.2 For the purpose of Rule 13 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Take-overs and Mergers) with him have together obtained Control of it

     13.3 If any person becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985 subject to Rules 13.6 and 13.10 a Performance Share Award shall Vest on the day that such person becomes duly bound or entitled.

     13.4 Subject to Rule 13.6, when under Section 425 of the Companies Act 1985 a Court sanctions a compromise or arrangement proposed in connection with the acquisition of Shares a Performance Share Award shall Vest on the date of Court sanction.

          The Vesting of a Performance Share Award under this Rule 13.4 shall be conditional on the Participant agreeing to transfer or otherwise deal with any Shares issued to him in order that he is placed in the same position (so far as possible) as would have been the case if such Shares had been subject to such compromise or arrangement.

     13.5 If notice is duly given of a resolution for the voluntary winding-up of the Company, the Company shall give notice thereof to all Participants and subject to Rule 13.10 a Performance Share Award shall Vest upon the said resolution being duly passed.

     13.6 If a company:

          13.6.1 obtains Control of the Company in accordance with Rule 13.1; or

          13.6.2 obtains Control of the Company under a compromise or arrangement sanctioned by the court under Section 425 of the Companies Act 1985; or

          13.6.3 becomes bound or entitled to acquire Shares under Sections 428 to 430F of the Companies Act 1985;

          any Participant may as soon as practicable after the relevant event, by agreement with the relevant company, release any Performance Share Award which has not lapsed ("the Old Award") in consideration of the grant to him of a Performance Share Award ("the New Award") which is equivalent to the Old Award but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company).

     13.7 For the purposes of Rule 13.6 above the provisions of the US Sub-Plan shall be construed as if:

          13.7.1 the New Award was a Performance Share Award granted under the US Sub-Plan at the same time as the Old Award;

          13.7.2 except for the purpose of the definition of "Participating Company" in Rule 1 and the reference to "the Company" in Rule 18.2, the reference to Protherics PLC in the definition of "the Company" in Rule 1 were a reference to the different company mentioned in Rule 13.6;

          13.7.3 subject to Rule 13.7.4 any conditions specified pursuant to Rule 4 shall not apply; and

          13.7.4 where Rule 13.8 applies, any conditions specified pursuant to Rule 4 shall apply in their original form unless the Grantor determines in accordance with Rule 4 that it would be appropriate for such conditions to be varied or waived in full or in part.

     13.8 Rules 13.1, 13.3 and 13.4 above shall not apply but, instead, Performance Share Awards shall be exchanged in accordance with Rule
          13.6 where:

          13.8.1 the events form part of a scheme or arrangement whereby Control of the Company is obtained by another company ("the Acquiring Company");

          13.8.2 immediately after the Acquiring Company obtains Control, the issued equity share capital of the Acquiring Company is owned substantially by the same persons who were equity shareholders of the Company immediately prior to the Acquiring Company obtaining Control; and

          13.8.3 the Acquiring Company has agreed to grant new Performance Share Awards in accordance with Rule 13.6 in consideration for the release of any Performance Share Awards which have not lapsed.

     13.9 If the Company has been or will be affected by any demerger, dividend in specie, super dividend or other transaction which will adversely affect the current or future value of any Performance Share Awards, the Grantor may, acting fairly, reasonably and objectively, allow all such Performance Share Awards (but not some only) to Vest conditionally on such event happening. The Grantor will notify any Participant who is affected by this Rule."

9.   MANNER OF EXERCISE

9.1 Rule 14 shall not apply except that in the event that any Tax Liability becomes due on the Vesting of a Performance Share Award, the Participant will be deemed to have given irrevocable instructions to the Company's brokers (or any other person acceptable to the Company) for the sale of sufficient Shares acquired on the Vesting of the Performance Share Award to realise an amount equal to the Tax Liability and the payment of the Tax Liability to the Relevant Company, unless:

     9.1.1 the Relevant Company is able to deduct an amount equal to the whole of the Tax Liability from the Participant's net pay for the relevant pay period; or

     9.1.2 the Participant has paid to the Relevant Company an amount equal to the Tax Liability; or

     9.1.3 the Grantor determines otherwise.

10.  ISSUE OR TRANSFER OF SHARES

     Rule 15 shall apply except to the extent that the Grantor will procure (subject to Rule 14) the allotment or transfer of the relevant number of Shares subject to the Performance Share Award to the Participant within 30 days of the Vesting Date.

11.  RIGHTS

     Participants will not be entitled to any rights whatsoever attaching to the Shares subject to a Performance Share Award until such time as the Performance Share Award has Vested and full and unconditional title to the Shares is transferred to the Participant.